Exhibit 99.1

DURECT Establishes Corium as Manufacturer of TRANSDUR™-Bupivacaine

CUPERTINO, CA, February 5, 2007/ PRNewswire-First Call via COMTEX/ — DURECT Corporation (Nasdaq: DRRX) announced today that we have entered into a long term manufacturing and supply agreement with Corium International, Inc. for TRANSDUR™-Bupivacaine, a transdermal pain patch under development for patients suffering from Post-Herpetic Neuralgia (post-shingles pain or PHN). TRANSDUR-Bupivacaine is currently in Phase II clinical trials. Under the agreement, Corium will provide DURECT’s clinical and commercial supplies of TRANSDUR-Bupivacaine on a worldwide basis. The two parties have begun manufacturing development activities in accordance with the agreement.

“Corium’s flexible capabilities, expertise and collaborative capacity in manufacturing transdermal products makes them an ideal partner for us, and the establishment of this relationship is an additional milestone in our TRANSDUR-Bupivacaine development program,” stated James Brown, Chief Executive Officer of DURECT.

“We look forward to supporting Durect’s manufacturing needs to help them bring TRANSDUR-Bupivacaine to market,” said Dr. Gary Cleary, President and CTO, Corium.

TRANSDUR-Bupivacaine is intended to provide up to 3 days of pain relief for patients suffering from PHN, as compared to a wearing time limited to 12 hours with currently available patches. DURECT’s Phase I trial for TRANSDUR-Bupivacaine demonstrated good safety, tolerability and drug release for up to 3 days. DURECT’s Phase II program for TRANSDUR-Bupivacaine has begun with a randomized, multi-center, double-blind, placebo controlled, two-way crossover trial in approximately 50 patients with PHN to assess safety as well as the magnitude, duration and characteristics of analgesic activity of TRANSDUR-Bupivacaine.

About DURECT Corporation

DURECT Corporation is an emerging specialty pharmaceutical company focused on the development of pharmaceutical systems based on its proprietary drug delivery platform technologies focused on treating chronic and episodic diseases and conditions. The Company currently has a number of late-stage pharmaceutical products in development initially focused on significant unmet medical needs in pain management, with a number of research programs underway in a variety of other therapeutic areas. For more information, please visit www.durect.com.

About Corium International, Inc.

Corium International, Inc. is a privately-owned company engaged in the research, development and manufacture of advanced transdermal drug delivery technologies and products. Using its proprietary delivery technologies and its development and manufacturing expertise, Corium has developed a number of active and passive transdermal products with enhanced therapeutic or safety profiles. This self-funded product pipeline spans several therapeutic areas and is in various stages of development. Corium also has several partner-funded products under development with small, medium and large pharmaceutical companies. Please visit www.coriumgroup.com.

Forward-Looking Statement

The statements in this press release regarding TRANSDUR-Bupivacaine, its potential performance and attributes, obtaining clinical and commercial supplies of TRANSDUR-Bupivacaine, and DURECT’s development plans and future clinical trials for TRANSDUR-Bupivacaine are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to DURECT’s abilities to design, enroll, conduct and complete clinical trials, obtain successful results from such clinical trials, complete the design, development, and manufacturing process development of TRANSDUR-Bupivacaine, obtain regulatory and manufacturing approvals from regulatory agencies, and manufacture and commercialize TRANSDUR-Bupivacaine, as well as marketplace acceptance of TRANSDUR-Bupivacaine. Further information regarding these and other risks is included in DURECT’s Form 10-Q dated November 3, 2006 under the heading “Risk Factors.”

NOTE: TRANSDUR™ is a trademark of DURECT Corporation. TRANSDUR-Bupivacaine is under development and has not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

SOURCE:

DURECT Corporation

CONTACT:

Schond L. Greenway, Vice President, Investor Relations and Strategic Planning of DURECT Corporation, +1-408-777-1417

Media Contact:

Feinstein Kean Healthcare

Jeremiah Hall, Senior Vice President, +415 677-2700, jeremiah.hall@fkhealth.com